Exhibit 10.8
AMERISOURCEBERGEN CORPORATION
AMENDED AND RESTATED LONG TERM INCENTIVE
AWARD AGREEMENT
(Amended and Restated December 22, 2008)
THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made between AmerisourceBergen Corporation (the “Company”) and R. David Yost (the “Participant”).
1. General. The Compensation and Succession Planning Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company granted a long term incentive award as described herein (the “Award”) to the Participant effective as of October 1, 2007 (the “Award Date”). This Amended and Restated Agreement makes certain changes to the Award, including the distribution provisions of the Award in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.
The Award has a total target value of $2,700,000 (the “Total Target Value”), which consists of two components: (i) the total target value attributable to the EPS Growth Component (as described in Section 2(a)) representing 50% of the Total Target Value (the “EPS Target Value”), and (ii) the total target value attributable to the TSR Component (as described in Section 2(b)) representing the other 50% of the Total Target Value (the “TSR Target Value”).
The period beginning on the Award Date and ending on September 30, 2010 (the “Expiration Date”) is the “Award Period.”
2. Determination of the EPS Growth Component and TSR Component.
(a) EPS Growth Component. Except as otherwise provided below in Section 3, there shall be paid to the Participant in accordance with Section 3, the sum of the value of the EPS Growth Component (the “EPS Growth Component”) achieved for each Performance Period (as defined in Section 4), if any.
(i) Except as otherwise provided in this Section 2 and in Section 3, the value of the EPS Growth Component for each Performance Period will be equal to (X) times (Y), where (X) equals the EPS Payout Percentage, if any, determined by the Committee based on the Earnings Per Share (as defined in Section 4) performance of the Company for such Performance Period pursuant to the formula provided in the table below and (Y) for each Performance Period, equals one-third (1/3) of the total EPS Target Value (i.e. $450,000 for each Performance Period). However, in no event will (X) be greater than 150% for any Performance Period.

EPS GROWTH COMPONENT

Percentage Increase in
Earnings Per Share
(diluted) for
Performance Period	EPS Payout Percentage

Less than 9%	0%
9%	50%
12%	100%
15% or More	150%
In the application of this table to this Agreement, straight-line interpolation will apply for any actual performance level that falls between two performance levels shown on this table. If Earnings Per Share for any Performance Period is less than the level needed to have some value for the EPS Growth Component, there shall be no such value for such Performance Period.
For the avoidance of doubt, if, for example, the Committee determines that Earnings Per Share for a Performance Period was 14%, the value of the EPS Growth Component for such Performance Period will equal $598,500 ($450,000 multiplied by 133%).
(b) TSR Component. Except as otherwise provided below in Section 3, there shall be paid to the Participant in accordance with Section 3, the sum of the value of the TSR Component (the “TSR Component”) achieved for each Performance Period, if any.
(i) Except as otherwise provided in this Section 2 and in Section 3, the value of the TSR Component for each Performance Period will be an amount equal to (A) times (B), where (A) is the TSR Payout Percentage, if any, determined by the Committee based on a comparison of the ABC TSR and the S&P 500 TSR pursuant to the formula described in the table below and (B) for each Performance Period, equals one-third (1/3) of the total TSR Target Value (i.e. $450,000 for each Performance Period). However, in no event will (A) be greater than 150% for any Performance Period.
TOTAL SHAREHOLDER RETURN (TSR)
RELATIVE TO S&P 500

Percentile of ABC TSR Relative
to the S&P 500 TSR for a
Performance Period	TSR Payout Percentage

Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile or Greater	150%

In the application of this table to this Agreement, straight-line interpolation will apply for any actual performance level that falls between two performance levels shown on this table. If the ABC TSR for any Performance Period is less than the level needed to have some value for the TSR Component, there shall be no such value for such Performance Period.
For the avoidance of doubt, if, for example, the Committee determines that ABC TSR ranks in the 45th percentile compared to the S&P 500 TSR for a Performance Period, the value of the TSR Component for such Performance Period will equal $337,500 ($450,000 multiplied by 75%).
(c) To the extent permissible for purposes of Section 162(m) of the Code, in the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation of Earnings Per Share or ABC TSR, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee to reflect such change under this Section 2(c) shall be final, binding and conclusive.
(d) The Committee shall determine and certify in writing the total values of the EPS Growth Component and the TSR Component achieved pursuant to this Agreement, and such determinations by the Committee shall be final, binding and conclusive upon the Participant and all persons claiming under or through the Participant. The aggregate values of the EPS Growth Component and TSR Component achieved, if any, for one or all Performance Periods, is referred to as the “Total Bonus.”
3. Payment of Award.
(a) Employed Through Expiration Date. If the Participant remains continuously employed by the Company through the Expiration Date, the Company shall pay the Total Bonus, if any and as adjusted for earnings and losses pursuant to Section 3(e), on the earlier of: (i) the last day of the thirteenth month following the Participant’s termination of employment with the Company that constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), or (ii) the Participant’s death following the Expiration Date. No amounts shall be payable pursuant to this Agreement if the Participant’s employment with the Company terminates prior to the Expiration Date, except as otherwise set forth in Sections 3(b) and (c). The Total Bonus amount, if any, shall be paid in cash, and the Participant and all others claiming under or through the Participant shall not be entitled to receive any other amounts under this Award.

(b) Separation from Service During Award Period.
(i) Separation from Service Due to Participant’s Death. If before the Expiration Date the Participant’s employment with the Company terminates by reason of his death, the Participant will be entitled to the portion of the Total Bonus otherwise payable after the last day of the Award Period (pursuant to Section 3(a)) for Performance Periods completed prior to his death, if any, plus a pro rata portion of the EPS Growth Component and TSR Component for the Performance Period that includes the date of the Participant’s death, if any. For this purpose, the pro rata portion of the EPS Growth Component and TSR Component achieved for the Performance Period that includes the date of the Participant’s death shall be calculated by the Committee as of the date of the Participant’s death as if such Performance Period had just ended, based on the results against the financial performance measures for the EPS Growth Component and TSR Component up to the last day of the completed calendar quarter ending on or prior to the Participant’s death. The Total Bonus determined pursuant to this Section 3(b)(i) shall be paid to the Participant’s beneficiary or estate, as applicable, in cash within 30 days after the date of the Participant’s death, and the Participant and all others claiming under or through the Participant shall not be entitled to receive any other amounts under this Award.
(ii) Separation from Service Due to Disability or Retirement. If before the Expiration Date the Participant’s employment with the Company terminates by reason of Disability (as defined in Section 4) or Retirement (as defined in Section 4) the Participant will be entitled to the portion of the Total Bonus otherwise payable after the last day of the Award Period (pursuant to Section 3(a)) for Performance Periods completed prior to such termination, if any, plus a pro rata portion of the EPS Growth Component and TSR Component for the Performance Period that includes the date of the Participant’s termination of employment by reason of Disability or Retirement, if any. For this purpose, the pro rata portion of the EPS Growth Component and TSR Component achieved for the Performance Period that includes the date of the Participant’s termination of employment by reason of Disability or Retirement shall be calculated by the Committee as of the date of such termination as if such Performance Period had just ended, based on the results against the financial performance measures for the EPS Growth Component and TSR Component up to the last day of the completed calendar quarter ending on or prior to the Participant’s termination of employment. The Total Bonus determined pursuant to this Section 3(b)(ii), if any and as adjusted for earnings and losses pursuant to Section 3(e), shall be paid to the Participant on the last day of the thirteenth month following the Participant’s termination of employment by reason of Disability or Retirement, as applicable. The Participant and all others claiming under or through the Participant shall not be entitled to receive any other amounts under this Award after payment is made pursuant to this Section 3(b)(ii).
(iii) Other Termination of Employment. If prior to the Expiration Date the Participant’s employment with the Company is terminated for any reason other than death, Disability or Retirement as set forth in Sections 3(b)(i) and (ii), then the Participant and all others claiming under or through the Participant shall not be entitled to receive any amounts under this Agreement, except as otherwise determined by the Committee in its sole discretion. Whether and as of what date the Participant’s employment with the Company shall terminate if the Participant is granted a leave of absence or commences any other break in employment intended by the Company to be temporary, shall be determined by the Committee in its sole discretion.

(c) Change in Control. Notwithstanding anything in this Agreement to the contrary, if while the Participant is employed by the Company a Change in Control (as defined in Section 4) occurs during the Award Period, the Participant will be entitled to (A) one-third (1/3) of the Total Target Value for the Performance Period that includes the effective date of such Change in Control, plus (B) the portion of the Total Bonus otherwise payable after the last day of the Award Period (pursuant to Section 3(a)) for Performance Periods completed prior to the date of such Change in Control, if any. The Total Bonus payable under this Section 3(c) shall be paid to the Participant in cash within 30 days after the date of such Change in Control, and the Participant and all others claiming under or through the Participant shall not be entitled to receive any other amounts under this Award.
(d) Required Delay of Payments. Notwithstanding anything to the contrary in this Agreement or elsewhere, if the Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Participant’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)), and if any payment or benefit provided for in this Agreement payable upon the Participant’s separation from service both (x) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax,” interest or penalties under Section 409A of the Code, then any such payment or benefit that is payable during the first six months following the Participant’s separation from service shall be paid or provided to the Participant in a cash lump-sum, without interest, on the first business day of the seventh calendar month following the month in which the Participant’s separation from service occurs.
(e) Investment Options. From the date of the Participant’s termination of employment with the Company (under Sections 3(a) and 3(b)(ii)) through the date of payment of the Award, the Total Bonus, if any, shall be credited with earnings and losses in accordance with the deemed investment fund options made available by the Company and selected by the Participant from time to time in accordance with the Company’s administrative procedures. The deemed rate of return, positive or negative, credited to the Total Bonus shall be based upon the actual investment performance of the investment fund option(s) selected by the Participant, and shall equal the total return of such investment fund net of asset-based charges. Notwithstanding that the rates of return credited to the Total Bonus are based upon the actual performance of the investment options, the Company shall not be obligated to invest the Total Bonus, or any portion thereof, in such funds or in any other investment funds.
(f) Deferral Election. Notwithstanding Sections 3(a) and 3(b)(ii), the Participant may, at least 12 months prior to the Participant’s originally scheduled payment date pursuant to such Sections, irrevocably elect to change the commencement date of payment of the Total Bonus, if any, by filing an election with the Company consistent with the requirements of Treas. Reg. 1.409A-2(b), or any succeeding regulations. Except in the case of the Participant’s termination of employment by reason of Disability, an election pursuant to this Section 3(f) requires that payment of the Total Bonus be deferred by at least five years from the originally scheduled payment date. Limitations on a deferred commencement date under this Section 3(f) shall be determined by the Company in its sole discretion.

4. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a) “ABC TSR” (or ABC Total Shareholder Return) means the growth rate, expressed as a percentage, in the value of a share of common stock in the Company due to stock appreciation and dividends, assuming dividends are reinvested, during a Performance Period. For this purpose, the “Beginning Stock Price” shall mean the average closing sales prices on the New York Stock Exchange for the trading days in each month of September immediately preceding the beginning of each Performance Period; and the “Ending Stock Price” shall mean the average closing sales prices on the New York Stock Exchange for the trading days in the month of September that ends such Performance Period. The ABC TSR is calculated as follows:
(b) “Change in Control” shall have the meaning given it under the Company’s 2002 Management Stock Incentive Plan, as amended (the “Stock Plan”), but shall only constitute a Change in Control for purposes of this Agreement if there occurs, within the meaning of Treas. Reg. 1.409A-3(i)(5) or any succeeding regulations, a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company.
(c) “Disability” means the Participant’s qualification for benefits under the Company’s Long Term Disability Plan due to inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of disability of not less than 12 months.
(d) “Earnings Per Share” means, for any given Performance Period, the diluted earnings (or loss) per share of the Company for such year, as determined by the Committee in accordance with generally accepted accounting principles for inclusion in the Company’s annual audited financial statements. The calculation of Earnings Per Share, for any given year, will be adjusted to exclude any reported cumulative effect of accounting changes, any reported income and losses from discontinued operations, and any reported extraordinary gains and losses as determined under generally accepted accounting principles.
(e) “Retirement” means the Participant’s “Voluntary Retirement” as defined in Section 8 of the Stock Plan, provided that such termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).
(f) “Performance Period” means each of the 12-month periods (i) beginning October 1, 2007 and ending September 30, 2008, (ii) beginning October 1, 2008 and ending September 30, 2009, (iii) beginning October 1, 2009 and ending September 30, 2010.
(g) “S&P 500 TSR” (or S&P 500 Total Shareholder Return) means the annual growth rate, expressed as a percentage, in the value of the S&P 500 Index during a Performance Period. It is calculated in a manner consistent with Section 4(a) above from information publicly reported by Standard & Poors Company (or the entity that publishes such other index, as the case may be).

5. Tax Withholding. There shall be withheld from any payment under this Agreement, such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of entering into the Agreement or the making of any payment hereunder.
6. Rights Not Assignable. Except as otherwise determined by the Committee in its sole discretion, the Participant’s rights and interests under the Award may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, except that the Participant may designate a beneficiary pursuant to Section 7 hereof. If the Participant (or those claiming under or through the Participant) attempt to violate this Section 6, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments to the Participant (or those claiming under or through the Participant) hereunder shall terminate.
7. Beneficiary Designation. The Participant may, by completing a form acceptable to the Company and returning it to the Company, name a beneficiary or beneficiaries to receive any payment to which the Participant may become entitled under this Agreement in the event of the Participant’s death. The Participant may change the Participant’s beneficiary or beneficiaries from time to time by submitting a new form to the Company. If the Participant does not designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Agreement, such payment will be made to the legal representatives of the Participant’s estate, which will be deemed to be the Participant’s designated beneficiary under this Agreement.
8. Administration. Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon the Participant and all persons claiming under or through the Participant. By accepting this Award, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made by the Company, the Board or the Committee or its delegates.
9. Miscellaneous. Neither the Participant nor any person claiming under or through the Participant shall have any right or interest, whether vested or otherwise, in the Award, unless and until all of the terms, conditions and provisions of this Agreement shall have been complied with. In addition, the execution of this Agreement shall in no way affect the rights and powers of any person to dismiss or discharge the Participant at any time from employment with the Company. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates nor their respective officers, directors, employees or agents shall have any liability to the Participant (or those claiming under or through the Participant) under this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its affiliates, despite the fact that any such action or decision may adversely affect in any way whatsoever the financial measures or amounts which are accrued or payable or any of the Participant’s other rights or interests under this Agreement. This Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding the Award (including, without limitation, the agreement between the Company and the Participant dated December 6, 2007).

10. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.
IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date(s) written below.

AMERISOURCEBERGEN CORPORATION
By:	/s/ John G. Chou
	Name:	John G. Chou
	Title:	Senior Vice President, General Counsel and Secretary

Date: 12/22/2008

/s/ R. David Yost
R. David Yost

Date: 12/22/2008

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